                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                            QUARTERDECK CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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

                            QUARTERDECK CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD FEBRUARY 12, 1997

To Our Stockholders:

     The Annual Meeting of Stockholders of Quarterdeck Corporation (the "Company") will be held at the Ritz Carlton Marina del Rey, 4375 Admiralty Way, Marina del Rey, California 90292, on February 12, 1997, at 10:00 a.m. local time (the "Annual Meeting"), for the following purposes:

     1. To elect one director to serve a three-year term and until such director's successor is duly elected and qualified;

     2. To approve and authorize an amendment to the Company's Certificate of Incorporation to increase the number of shares of Common Stock authorized for issuance by the Company from 50,000,000 to 70,000,000;

     3. To approve an amendment to the Company's Amended and Restated 1990 Stock Plan to increase the number of shares of stock authorized for issuance thereunder from 6,000,000 to 7,500,000;

     4. To approve an amendment to the Company's 1990 Directors Stock Option Plan to increase the number of shares of stock authorized for issuance thereunder from 300,000 to 500,000;

     5. To ratify the appointment of KPMG Peat Marwick LLP as independent auditors of the Company for the fiscal year ending September 30, 1997; and

     6. To transact such other business as may properly come before the Annual Meeting and any adjournments and postponements thereof.

     The Board of Directors has fixed January 2, 1997 as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

     YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE ENCLOSED FOR THAT PURPOSE. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO REVOKE SUCH PROXY BY APPROPRIATE WRITTEN NOTICE OR BY VOTING IN PERSON AT THE ANNUAL MEETING.

                                          By Order of the Board of Directors

                                          Bradley D. Schwartz
                                          Secretary

Los Angeles, California
January 9, 1997
      LOGO

                            QUARTERDECK CORPORATION
                               13160 MINDANAO WAY
                        MARINA DEL REY, CALIFORNIA 90292
                                 (310) 309-3700
                            ------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON FEBRUARY 12, 1997
                            ------------------------

GENERAL

     The accompanying proxy is solicited by and on behalf of the Board of Directors of Quarterdeck Corporation (the "Company") in connection with the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at 10:00 a.m. on February 12, 1997, at the Ritz Carlton Marina del Rey, 4375 Admiralty Way, Marina del Rey, California 90292, and at any and all postponements and adjournments thereof.

     This Proxy Statement and accompanying proxy will first be mailed to stockholders on or about January 9, 1996. The costs of solicitation of proxies will be paid by the Company. In addition to soliciting proxies by mail, the Company's officers, directors and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. The Company will reimburse brokers, banks, fiduciaries and other custodians and nominees holding Common Stock in their names or in the names of their nominees for their reasonable charges and expenses in forwarding proxies and proxy materials to the beneficial owners of such Common Stock.

VOTING RIGHTS AND OUTSTANDING SHARES

     Only stockholders of record of the Company's Common Stock as of January 2, 1997 will be entitled to vote at the meeting. On January 2, 1997, there were outstanding 37,735,588 shares of Common Stock, which constituted all of the outstanding voting securities of the Company entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on all matters to come before the Annual Meeting.

     The presence, in person or by proxy, of the holders of at least a majority of the total number of shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes (i.e. shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote that the broker or nominee does not have discretionary power to vote on a particular matter) are counted for the purpose of determining the presence or absence of a quorum for the transaction of business. In the event that there are not sufficient votes for a quorum at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

     A director will be elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy. The affirmative vote of a majority of the outstanding shares of Common Stock will be required to approve and authorize the proposed amendment to the Company's Certificate of Incorporation. The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy will be required to approve the amendment to the Company's 1990 Amended and Restated Stock Plan, the amendment to the Company's 1990 Directors Stock Option Plan and to ratify the appointment of KPMG Peat Marwick LLP as independent auditors of the Company for the fiscal year ending September 30, 1997.

     With regard to the election of directors, votes may be cast in favor of or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on proposals other than the election of directors and will be counted as present for purposes of the item on which the abstention is voted. Therefore, such abstentions will have the effect of a negative vote. Broker non-votes are not counted for purposes of determining whether a proposal has been approved and, therefore, have the effect of reducing the number of affirmative votes required to achieve a majority of the votes cast for such proposal.

REVOCABILITY OF PROXIES

     Proxies must be written, signed by the stockholder and returned to the Secretary of the Company. Any stockholder who signs and returns a proxy may revoke it at any time before it is voted by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked. Any stockholder attending the Annual Meeting in person may withdraw such stockholder's proxy and vote such stockholder's shares.

                                   DIRECTORS

     The Board of Directors is divided into three classes, with the term of each class ending in successive years. One director is to be elected at the Annual Meeting, to hold office for a term of three years and until the election of such director's successor. Certain information with respect to the nominee for election as director at the Annual Meeting and the other directors whose terms of office will continue after the Annual Meeting is set forth below.

           NAME             AGE                        PRINCIPAL OCCUPATION
--------------------------  ---    ------------------------------------------------------------
NOMINEE FOR TERM OF OFFICE EXPIRING IN THREE YEARS

King R. Lee...............  56     Mr. Lee was appointed as a member of the Office of the
                                   President of the Company on August 27, 1996 and currently
                                   serves in such capacity. Mr. Lee served as Interim Chief
                                   Executive Officer of the Company from December 1994 until
                                   January 1995 and served as Interim Chief Operating Officer of the Company between July and December 1994. He was
                                   elected a Director of the Company in July 1994. Mr. Lee is the Chief Executive Officer and Chairman of Wynd
                                   Communications Corporation, a two-way wireless messaging
                                   service provider, and is President of King R. Lee &
                                   Associates, Inc., a management consulting firm, which
                                   provides consulting services to the Company. From 1987 to
                                   1993, Mr. Lee was President and Chief Executive Officer of
                                   XTree Company, a developer of computer systems software. He serves as a director of Net Soft, Inc., Nettech Systems,
                                   Inc., Outback Resource Group, Inc., Boss Entertainment and
                                   World Childrens Transplant Fund.

DIRECTOR WHOSE TERM OF OFFICE EXPIRES IN ONE YEAR

Dr. Howard L. Morgan......  51     Dr. Morgan has been a Director of the Company since 1983. He is currently President of The Arca Group, Inc., a consulting and investment management firm specializing in the areas of computer and communications technologies. He serves as a
                                   director of Cylink Corporation, Franklin Electronic
                                   Publishers, Inc., Infonautics Corporation, Kentek
                                   Information Systems, HDS Network Systems, Inc., MetaTools,
                                   Inc., Segue Software and Unitronix Corp.

           NAME             AGE                        PRINCIPAL OCCUPATION
--------------------------  ---    ------------------------------------------------------------
DIRECTORS WHOSE TERMS OF OFFICE EXPIRE IN TWO YEARS

Frank W.T. LaHaye.........  67     Mr. LaHaye has been a Director of the Company since 1982 and the Chairman of the Board since 1985. Mr. LaHaye has been a general partner of the general partnerships of Peregrine
                                   Ventures and Peregrine Ventures II, venture capital
                                   investment partnerships, since their formation in 1981 and
                                   1983, respectively. Mr. LaHaye serves as a director or
                                   trustee of various funds affiliated with the
                                   Franklin/Templeton Group of Funds and as a director of
                                   Fischer Imaging Corporation and Digital Transmission
                                   Systems, Inc.

William H. Lane III.......  58     Mr. Lane has been a director of the Company since September
                                   1996. He retired from Intuit Inc. effective July 31, 1996, having served as its Vice President and Chief Financial
                                   Officer from January 1994 until April 1, 1996. From July
                                   1991 to January 1994, Mr. Lane served in a similar capacity at ChipSoft, Inc., a tax preparation software company. Mr.
                                   Lane is also a director of MetaTools, Inc.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Company's Board of Directors has a standing Audit Committee and Compensation Committee.

     The Audit Committee, currently comprised of Mr. LaHaye and Dr. Morgan, advises and assists the Board of Directors in evaluating the performance of the Company's auditors, including the scope and adequacy of the auditors' examinations. In fiscal year 1996, the Audit Committee held two meetings.

     The Compensation Committee was comprised of Mr. LaHaye and Dr. Morgan through September 5, 1996, at which point Mr. Lane replaced Mr. Morgan on the Committee. The Compensation Committee oversees the Company's overall executive compensation program, reviews the Company's employee benefit plans and administers the Company's stock option plans. The Compensation Committee met five times during the last fiscal year.

     The Company's Board of Directors selects nominees for election as directors. The Company does not have a standing nominating committee. The candidate for election at this Annual Meeting was nominated by the Board of Directors. Stockholder nominations for election as directors may be voted on at an annual meeting only if such nominations are made pursuant to written notice timely given to the Secretary of the Company accompanied by certain information specified in the Company's bylaws. To be timely, a stockholder's written notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting; provided, however, that, in the event that less than 60 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, a stockholder's notice will be timely if received not later than the tenth day following the day on which such notice of the date of the meeting is mailed or such public disclosure is made. Such stockholder's notice must set forth with respect to each director nominee all of the information relating to such person that is required to be disclosed in solicitations for elections of directors under the rules of the Securities and Exchange Commission and such stockholder's name and address, as they appear on the Company's books, and the number of shares of Common Stock owned by the stockholder giving the notice.

     The Board of Directors held 19 meetings during the fiscal year ended September 30, 1996. All directors attended at least 75% of the meetings of the Board of Directors, and all members of the committees of the Board of Directors attended at least 75% of the meetings of those committees, in each case, after the election of such individuals to the Board of Directors or to such committee.

DIRECTORS' COMPENSATION

     Non-employee directors receive $6,000 ($12,000 in the case of the Chairman of the Board) annually, payable quarterly, as compensation for serving on the Board of Directors, plus $1,500 per meeting for Board or

Committee meetings attended. Non-employee directors are reimbursed for their reasonable expenses incurred in attending meetings. Non-employee directors also participate in the 1990 Directors Stock Option Plan which provides for automatic grants of options to non-employee directors. Under the 1990 Directors Stock Option Plan, each non-employee director is granted an option to purchase 30,000 shares of the Company's Common Stock three business days following his or her first election as a director (the "initial grant"). Thereafter, each non-employee director who has been re-elected or who is continuing as a member of the Board of Directors is granted an option to purchase 7,500 shares of the Company's Common Stock on the date of the Company's annual meeting of stockholders (an "annual grant"). Options are granted at 100% of the fair market value of the Company's Common Stock on the grant date and have a term of five years. Initial grants vest immediately as to one-third of the shares and vest an additional one-third on the first and second anniversaries of the grant date. Annual grants vest in full on the first anniversary of the grant date. The Board of Directors or the Compensation Committee may also make discretionary option grants to non-employee directors.

     In July 1994, King R. Lee, currently a member of the Office of the President and a director of the Company, entered into a consulting agreement (the "Consulting Agreement") with the Company. Under the terms of the Consulting Agreement, as amended, King R. Lee & Associates, Inc., of which Mr. Lee is President and sole stockholder, was paid $1,500 per full day plus expenses in exchange for Mr. Lee's consulting services to the Company, generally for four full days a week. Mr. Lee provided consulting services to the Company under the Consulting Agreement through January 1995 and King R. Lee & Associates, Inc. was paid $181,000 in fiscal year 1995 pursuant to the terms of the Consulting Agreement. In addition, the Company entered into a new consulting agreement (the "New Consulting Agreement") with Mr. Lee on August 27, 1996 when Mr. Lee assumed the duties as a member of the Office of the President. Pursuant to the New Consulting Agreement, King R. Lee & Associates, Inc. is paid $1,500 per full day plus expenses in exchange for Mr. Lee's consulting service to the Company. The Company paid to King R. Lee & Associates, Inc. an additional $33,000 during fiscal year 1996 pursuant to the New Consulting Agreement. As of the date hereof, Mr. Lee is continuing to provide services to the Company under the New Consulting Agreement.

                             EXECUTIVE COMPENSATION

     The following table sets forth information concerning the annual and long-term compensation paid by the Company during the fiscal years ended September 30, 1996, 1995 and 1994 to (i) the persons who served as Chief Executive Officer or performed the functions thereof during fiscal year 1996,
(ii) the three most highly compensated executive officers as of the end of fiscal year 1996, whose total annual salary and bonus exceeded $100,000 and (ii) two additional individuals who would have been included among the four most highly compensated executive officers, but for the fact the individual was not serving as an executive officer at the end of fiscal year 1996.

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                                                        COMPENSATION
                                                                           AWARDS
                                                       ANNUAL           ------------
                                                    COMPENSATION         SECURITIES          ALL
                                                --------------------     UNDERLYING         OTHER
                                                 SALARY      BONUS      OPTIONS/SARS     COMPENSATION
     NAME AND PRINCIPAL POSITION       YEAR       ($)         ($)           (#)             ($)(9)
-------------------------------------  -----    --------    --------    ------------     ------------
Gaston Bastiaens(1)..................   1996     233,653      37,000        30,000          24,104
  Former Chief Executive Officer        1995     131,442     107,500       600,000               0
  and President

King R. Lee(2).......................   1996      58,500           0       100,000               0
  Office of the President               1995     192,000           0             0               0
                                        1994      61,500           0        60,000               0

Anatoly Tikhman(3)...................   1996      22,153           0       250,000               0
  Office of the President,
  Senior Vice President

James D. Moise(4)....................   1996     140,580      85,911             0           3,452
  Senior Vice President --              1995     224,869     109,200       255,000               0
  Worldwide Sales

Frank R. Greico(5)...................   1996     129,230      25,000        75,000               0
  Senior Vice President and
  Chief Financial Officer

Bradley D. Schwartz(6)...............   1996     127,500      82,500       100,000               0
  Senior Vice President, General
  Counsel and Secretary

Robert D. Kutnick(7).................   1996     150,518      46,950        50,000           2,008
  Former Senior Vice President --       1995     121,538      72,800        65,000           9,240
  Strategic Business Development        1994     120,000           0        40,000           1,500
  and Chief Technology Officer

Emerick Woods(8).....................   1996     101,414      79,556             0          38,448
  Former Vice President --              1995     110,576     154,308       140,000               0
  Internet Products

---------------
 (1) Mr. Bastiaens became Chief Executive Officer of the Company in January 1995 and resigned as Chief Executive Officer on August 27, 1996.

 (2) From September 1994 until the appointment of Mr. Bastiaens in January 1995, King R. Lee acted in the capacity of Chief Executive Officer and was formally appointed Interim Chief Executive Officer in December 1994. In addition, Mr. Lee was Interim Chief Operating Officer between July and December 1994. Mr. Lee was appointed as a member of the Office of the President on August 27, 1996. The members of the Office of the President are functioning in that capacity until a new chief executive officer is named. Mr. Lee is also a director of the Company and received compensation as a non-employee director. Mr. Lee's salary for fiscal year 1995 includes $181,000 of consulting fees paid to King R. Lee & Associates and $11,000 of non-employee director fees and Mr. Lee's salary for fiscal year 1996 includes $33,000 of consulting fees paid to King R. Lee & Associates and $25,500 of non-employee director fees. See "Directors -- Directors' Compensation."

 (3) Mr. Tikhman was appointed as a Senior Vice President in July 1996 and as a member of the Office of the President on August 27, 1996.

 (4) Prior to joining the Company in January 1995, Mr. Moise performed consulting work for the Company. Mr. Moise's salary for fiscal year 1995 includes compensation he earned as a consultant in the amount of $121,100, of which $54,600 was paid in fiscal year 1995 and $74,500 was deferred until fiscal year 1996. The bonus amount shown for Mr. Moise for fiscal year 1995 includes $36,600, paid to him in fiscal year 1995, and $72,600, the payment of which was deferred until fiscal year 1996. The bonus amount for Mr. Moise for fiscal year 1996 includes $38,611 of cost-of-living adjustments that he is eligible to receive pursuant to the terms of his employment agreement with the Company, which was paid in fiscal 1996 but a portion of which relates to fiscal year 1995.

 (5) Mr. Greico was appointed as an executive officer in February 1996.

 (6) Mr. Schwartz was appointed as an executive officer in February 1996.

 (7) Mr. Kutnick resigned in September 1996.

 (8) Mr. Woods resigned in July 1996. The bonus amount for Mr. Woods in fiscal year 1995 includes reimbursement that he received from the Company in the amount of $21,000 for rental payments on a temporary residence and certain other relocation-related expenses incurred by him. See "Executive Compensation -- Employment Agreements."

 (9) The amounts shown for Mr. Bastiaens and Mr. Woods include severance payments of $19,230 and $36,528, respectively, and $4,874 and $2,190, respectively of Company contributions to the Company's tax deferred savings plan ("401(k) Plan") made during fiscal year 1996. For each of fiscal 1996, 1995 and 1994, the amounts shown for Mr. Kutnick, and for fiscal 1996 the amount shown for Mr. Moise, represent the Company's contributions to the 401(k) Plan.

     The following two tables set forth information concerning stock options granted to, exercised by and held by the named executive officers in fiscal year 1996. No SARs were granted by the Company or exercised by the named executive officers in fiscal year 1996.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                              INDIVIDUAL GRANTS(1)
                           ---------------------------                              POTENTIAL REALIZABLE
                            NUMBER OF                                              VALUE AT ASSUMED ANNUAL
                            SECURITIES     % OF TOTAL                               RATES OF STOCK PRICE
                            UNDERLYING    OPTIONS/SARS    EXERCISE                    APPRECIATION FOR
                           OPTIONS/SARS    GRANTED TO        OR                          OPTION TERM
                             GRANTED      EMPLOYEES IN   BASE PRICE   EXPIRATION   -----------------------
          NAME                 (#)        FISCAL YEAR      ($/SH)        DATE        5%($)        10%($)
-------------------------  ------------   ------------   ----------   ----------   ----------   ----------
Gaston Bastiaens.........      30,000         0.94%        $15.25      1/16/2006   $  745,219   $1,186,637
King R. Lee..............       7,500         0.23%        $16.62       2/2/2001   $  203,103   $  323,407
                              100,000         3.13%        $ 6.00      9/18/2006   $  977,337   $1,556,245
Anatoly Tikhman..........     250,000         7.82%        $ 7.00      7/24/2006   $2,850,565   $4,539,049
James D. Moise...........           0           --             --             --           --           --
Frank R. Greico..........      75,000         2.35%        $15.81      1/18/2006   $1,931,462   $3,075,530
Bradley D. Schwartz......     100,000         3.13%        $15.25      1/16/2006   $2,484,064   $3,955,457
Robert D. Kutnick........      50,000         1.56%        $15.25      1/16/2006   $1,242,032   $1,977,729
Emerick Woods............           0           --             --             --           --           --

---------------
(1) The options granted to the executive officers listed above vest 25% per year from the date of grant with the following exceptions; Mr. Tikhman's options listed above vest in the following manner: one third of the options vest on the first anniversary of the date of grant and the remaining two thirds of the options vest on the day immediately preceding the second anniversary of the date of grant. Mr. Lee's options for 7,500 shares was an annual director grant and vest pursuant to the Directors Stock Option Plan. See
    "Directors -- Directors' Compensation." Mr. Lee's options for 100,000 shares vest in the following manner: one third of the options vest on the six month anniversary of Mr. Lee's appointment to the Office of the President and 1/18 of the options vest thereafter on a monthly basis. The employment agreements of certain individuals also provide for accelerated vesting under certain circumstances generally related to achievement of certain targets or a termination of their employment by the Company without cause or certain changes-of-control. See "Executive Compensation -- Employment Agreements." Options generally remain exercisable for ten years from the date of grant. All options were granted at a price equal to the fair market value on the date of grant.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                              NUMBER OF SECURITIES          VALUE OF
                                                                   UNDERLYING              UNEXERCISED
                                                                   UNEXERCISED            IN-THE-MONEY
                                                                 OPTIONS/SARS AT         OPTIONS/SARS AT
                           SHARES ACQUIRED   VALUE REALIZED    FISCAL YEAR-END(#)      FISCAL YEAR-END($)
          NAME             ON EXERCISE(#)         ($)         EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
-------------------------  ---------------   --------------   ---------------------   ---------------------
Gaston Bastiaens.........         0                 0           383,350     246,650   $1,485,481   $839,519
King R. Lee..............         0                 0            35,000     122,500   $  154,375   $199,375
Anatoly Tikhman..........         0                 0                 0     250,000   $        0   $      0
James D. Moise...........         0                 0           105,001     149,999   $  352,971   $161,716
Frank R. Greico..........         0                 0                 0      75,000   $        0   $      0
Bradley D. Schwartz......         0                 0                 0     100,000   $        0   $      0
Robert D. Kutnick........         0                 0            86,250     118,749   $  219,609   $245,875
Emerick Woods............         0                 0             3,750      73,750   $        0   $273,437

EMPLOYMENT AGREEMENTS

     The Company entered into an employment agreement with its former Chief Executive Officer and President, Gaston Bastiaens, dated as of January 12, 1995. The employment agreement provided for an initial salary of $200,000 per year with the salary to be reviewed annually. The employment agreement also provided for Mr. Bastiaens to receive a bonus of up to $150,000 per calendar year, based on the achievement of certain objectives. In addition, Mr. Bastiaens was granted, pursuant to the terms of the employment agreement, stock options to purchase 600,000 shares of Common Stock of the Company. The employment agreement also provided for accelerated vesting of Mr. Bastiaens options in the event that the Company is merged into another company or its assets or shares are sold to another company or if certain stock price levels were reached during the term of his employment. Pursuant to the terms of Mr. Bastiaens' employment agreement and a subsequent agreement entered into between the Company and Mr. Bastiaens at the time of his departure, Mr. Bastiaens is entitled to receive, among other things, an amount equal to his annualized base salary on his termination date of $250,000 payable over a one year period and Mr. Bastiaens has agreed to provide limited consulting services to the Company through September 30, 1997.

     The Company entered into a two-year employment agreement with Anatoly Tikhman dated as of July 24, 1995. The agreement provides for salary of $180,000 per year and an annual bonus in an amount not to exceed $90,000 determined in accordance with the terms of a Management Performance Bonus Plan. The agreement provides that if Mr. Tikhman within 60 days of certain changes in control specified in the employment agreement gives written notice of election to terminate the agreement, he shall be entitled to the following benefits: (i) twelve months' annual base salary plus an amount equal to the maximum bonus he could receive for such twelve-month period, (ii) COBRA insurance coverage for eighteen months at the Company's expense, and (iii) 50% vesting of his unvested options. In the event that (i) the Company terminates Mr. Tikhman without Cause (as defined in the agreement), (ii) the Company materially breaches the agreement or (iii) there is a substantial diminution in his duties, and, in the case of (ii) and (iii), Mr. Tikhman elects to terminate the agreement within 60 days of such event, Mr. Tikhman shall be entitled to all compensation and benefits provided under the agreement for the full term thereof.

     The Company entered into a three-year employment agreement with its Senior Vice President -- Worldwide Sales, James D. Moise, dated as of January 27, 1995. The agreement provides for an initial salary of $150,000 with the salary to be reviewed annually. The employment agreement also provides for the Company and Mr. Moise to mutually establish future performance goals prior to the commencement of each fiscal period during the remainder of the employment term, which, if achieved, would result in bonus payments to Mr. Moise. In addition, pursuant to the terms of the employment agreement, Mr. Moise was granted stock options to purchase 255,000 shares of Common Stock of the Company and the agreement also provided for accelerated vesting of Mr. Moise's options if certain stock price levels were reached during the term of his employment. The employment agreement also provides for Mr. Moise to receive an increased cost of living allowance and to be reimbursed for all reasonable and actual moving costs associated with the relocation of his personal residence to the Los Angeles area. The agreement allows the Company to terminate Mr. Moise for cause without termination payments. However, in the event that the Company terminates the agreement without cause or certain changes-in-control occur (including the removal of Mr. Bastiaens as the Chief Executive Officer of the Company), and Mr. Moise gives the Company proper notice of his intention to terminate the employment agreement, Mr. Moise is entitled to receive twelve months' salary plus an amount equal to the maximum bonus he could have received for such 12-month period (payable in bi-weekly installments), continued health insurance coverage for eighteen months, any remaining unpaid portion of his cost of living allowance and early vesting of 50% of his unvested options outstanding on the termination date.

     The Company entered into a four-year employment agreement with Bradley D. Schwartz, dated as of January 16, 1996. The employment agreement provides for base salary of $170,000 per year and an annual bonus of $110,000 multiplied by a "Multiplier" based upon achievement of certain individual and department goals, but to be no less than one. In the event certain changes in control occur (including the removal of Mr. Bastiaens as the Chief Executive Officer of the Company) and Mr. Schwartz gives the Company the proper notice of his intention to terminate the employment agreement, Mr. Schwartz is entitled to receive twelve months' salary plus an amount equal to the maximum bonus he could have received for such 12-month period (payable in bi-weekly installments), continued health insurance coverage for eighteen months, any remaining unpaid portion of certain cost of living allowances and early vesting of 50% of his unvested options outstanding on the termination date. Pursuant to his employment agreement, Mr. Schwartz was granted options to purchase 100,000 shares of Common Stock of the Company at the commencement of his employment and pursuant to an amendment thereof was granted options to purchase 40,200 additional shares in December 1997.

     The Company entered into a two-year employment agreement with its former Vice President -- Internet Business Unit, Emerick M. Woods, dated as of November 1, 1994. The employment agreement provided for an initial salary of $125,000 and a bonus based upon the achievement of certain performance goals, to be mutually agreed upon by Mr. Woods and the Company, with the target bonus being an amount equal to 100% of Mr. Woods' base salary. Furthermore, during the first year of the employment agreement, Mr. Woods was guaranteed a minimum bonus payment of $50,000, payable quarterly. Pursuant to the terms of the employment agreement, Mr. Woods was granted stock options to purchase 125,000 shares of Common Stock of the Company. The Company also agreed to reimburse Mr. Woods for certain costs associated with Mr. Woods' and his family's relocation to the Los Angeles area. Pursuant to the terms of an agreement entered into between the Company and Mr. Woods at the time of his departure, Mr. Woods was paid the sum of $73,000 and agreed to provide limited services to the Company through April 30, 1997.

     As described above, King R. Lee received compensation from the Company pursuant to the terms of the Consulting Agreement.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     The Company's Compensation Committee oversees the Company's overall executive compensation program in addition to reviewing and administering programs available to employees of the Company.

COMPENSATION POLICIES

     In recognition that the recruitment of personnel in the computer software industry is highly competitive, the Company's compensation policies, both for executive and non-executive employees, are structured to attract and retain highly skilled technical, marketing and management personnel. To reward and encourage performance that enhances both the short-term and long-term results of the Company, the Company's compensation program is centered in three specific areas: base salary, performance bonus and long-term incentive awards.

     In applying these main components to executive compensation, the Compensation Committee has determined to place a greater emphasis on merit and risk-oriented compensation for the Company's executive officers. Consequently, for executive officers, the Compensation Committee has preferred base salaries for executive officers that fall within the moderate range of competitor salaries and to establish bonus guidelines and long-term incentive programs (particularly option grants) that are designed to inspire and reward productivity.

BASE SALARY

     In general, the Compensation Committee reviews salaries for the Chief Executive Officer and executive officers on an annual basis, generally coordinated with the Board's annual election of executive officers following the Company's annual meeting. During fiscal year 1996 the base salary for each of Messrs. Bastiaens, Moise, Schwartz and Woods was paid pursuant to the terms of his employment agreement. The Compensation Committee believes that the terms of each employment agreement are consistent with the Committee's philosophy of establishing base salaries within the moderate range and placing greater emphasis on merit and risk-oriented compensation such as bonus payments based on performance and stock options.

MANAGEMENT PERFORMANCE BONUS PLAN

     In fiscal year 1995, the Company established a Management Performance Bonus Plan (the "Performance Plan") designed to further the long-term growth and profitability of the Company by motivating participants to achieve predefined quarterly and annual objectives. Employees of the Company in senior management positions were eligible to receive benefits under the Performance Plan with the exception of Gaston Bastiaens, the former Chief Executive Officer and President of the Company, who was not eligible to receive any benefits under the Performance Plan. Awards under the Performance Plan were based on a combination of Company, departmental and individual performance.

     The Company performance objectives were established by the Board of Directors in conjunction with the Chief Executive Officer. Quarterly and annual personal and departmental performance objectives were generally established by the Chief Executive Officer in conjunction with each eligible employee and reviewed by the Compensation Committee. In general, payment of bonus amounts was dependent on achievement of the objectives according to the following formula:
(i) 50% of the individual bonus award for each eligible employee was based upon achievement of company-wide sales and profitability relative to the established performance objective, (ii) 25% of the individual bonus award for the eligible employee was based upon achievement of department objectives, including operating profit for specific business units within the individual eligible employee's management responsibilities relative to the established performance objective, and (iii) 25% of the individual bonus award for the executive officer was based upon an evaluation of the eligible employee's personal performance against the targeted personal performance objectives. The Performance Plan also provides a mechanism for the above-determined bonuses to be increased should the Company performance targets be exceeded and a mechanism for the bonuses to be decreased or eliminated if performance targets are not met.

     Mr. Bastiaens' bonus was based principally on his achieving or exceeding certain sales goals for the Company, which goals were established as part of a budget framework approved by the Board of Directors, however, the Compensation Committee also considered additional factors in determining Mr. Bastiaens' bonus.

LONG-TERM INCENTIVE AWARDS

     The Company's Stock Plan permits the Compensation Committee to grant to eligible employees stock options, stock appreciation rights and other stock awards such as restricted stock and bonus stock. The Compensation Committee believes that the option grants made to the executive officers of the Company were a key factor in the Company's ability to hire such executives during fiscal year 1996 and were consistent with the Committee's philosophy of placing emphasis on risk-oriented compensation. The Compensation Committee has determined that long-term incentives should be granted on a discretionary basis based principally on the quality of individual performance and base salary levels. The Compensation Committee takes into consideration the amount of previous option grants held when granting additional options.

     In an effort to restore the incentive value of the Company's option and retain key employees, in December 1997 the Board of Directors and the Compensation Committee approved a Stock Option Exchange Program (the "Exchange Program"). The Exchange Program offered optionholders (including executive officers but excluding non-employee directors of the Company) the opportunity to exchange their existing options (the "Existing Options") with an exercise price of $6.00 or above for a lesser number of new stock options (the "New Options") with an exercise price equal to the closing price of the Company's common stock on the date of grant of the New Options. The Company retained William M. Mercer Incorporated to assist in the calculation of the applicable exchange ratios using the Black-Scholes price model to value the Existing Options. The exchange ratios ranged from 50% to 90%. The New Options have the same vesting schedule (and expiration date) as the Existing Options; provided, however, none of the New Options may be exercised until six months after the date of grant of the New Options.

INTERNAL REVENUE CODE SECTION 162(M)

     Section 162(m) of the Internal Revenue Code of 1986, as amended, places a per-person limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to certain of the Company's most highly compensated officers. Section 162(m) does not, however, disallow a deduction for qualified "performance-based compensation" the material terms of which are disclosed to and approved by stockholders. In February 1995, the stockholders approved amendments to and a restatement of the Company's 1990 Stock Plan with the result that compensation resulting from most awards granted thereunder would be qualified "performance-based compensation" and would be deductible. However, the Company may from time to time pay compensation to its executive officers that may not be deductible.

                                          Compensation Committee:

                                          Frank W.T. LaHaye
                                          Howard L. Morgan (through September 6,
                                          1996)
                                          William H. Lane III (commencing on
                                          September 6, 1996)

                            STOCK PERFORMANCE GRAPH

     The graph below compares the cumulative total return on the Company's Common Stock from June 11, 1991, when the Company went public, to September 30, 1996, compared to the H&Q Software Sector Index and the Nasdaq Stock Market (U.S. Companies) Index. The graph assumes a $100 investment at the beginning of the period and the reinvestment of all dividends.

                         1996 PROXY: STOCK PERFORMANCE

        MEASUREMENT PERIOD                                                     NASDAQ STOCK
      (FISCAL YEAR COVERED)             QUARTERDECK        H&Q SOFTWARE         MARKET-U.S.
JUN-91                                      100                 100                 100
SEP-91                                      180                 112                 107
SEP-92                                       43                 142                 120
SEP-93                                       25                 167                 157
SEP-94                                       23                 199                 158
SEP-95                                      194                 310                 218
SEP-96                                       69                 377                 256

     This graph represents historical stock price performance and is not necessarily indicative of any future stock price performance.

     The foregoing report of the Compensation Committee and the Performance Graph that appears immediately after such report shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934 or incorporated by reference in any document so filed.

                               COMPANY PROPOSALS

     The following proposals will be submitted for stockholder consideration and voting at the Annual Meeting. Approval of Proposal 2 will require the affirmative vote of a majority of the outstanding shares of Common Stock, and approval of Proposals 3, 4 and 5 will require the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy. A director will be elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy.

                                   PROPOSAL 1

                              ELECTION OF DIRECTOR

     The following person is nominated for election as director, to hold office for a term of three years and until the election of such director's successor:

                                  KING R. LEE

     The nominee listed above is a current member of the Board of Directors and of the Office of the President. All proxies received by the Board of Directors will be voted for the nominee if no direction to the contrary is given. In the event that the nominee is unable to or declines to serve, an event that is not anticipated, the proxies will be voted for the election of a nominee designated by the Board of Directors or, if none is so designated, will be voted according to the judgment of the person or persons voting the proxy.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE NOMINEE.

                                   PROPOSAL 2

                   APPROVAL AND AUTHORIZATION OF AN AMENDMENT
                 TO THE COMPANY'S CERTIFICATE OF INCORPORATION

     The authorized capital stock of the Company consists of 2,000,000 shares of Preferred Stock, $.001 par value, 200,000 of which are outstanding (and 500,000 of which are reserved for issuance in connection with the Company's Stockholder Rights Plan) and 50,000,000 shares of Common Stock, $.001 par value, 37,713,165 shares of which were outstanding and 61,813 shares of which were held in treasury as of December 4, 1996. In addition, as of December 2, 1996, approximately (i) 4,591,242 shares were reserved for issuance upon the exercise of outstanding stock options, (ii) 1.2 million shares were reserved for issuance with respect to the Company's $25,000,000 convertible subordinated debentures (the "Debentures"), and (iii) 4.4 million shares were reserved for issuance with respect to the outstanding shares of Series B Convertible Preferred Stock (the "Series B Preferred) and a related warrant (the "Warrant").

     The Series B Preferred is convertible into shares of Common Stock at the election of the holder and will automatically convert into Common Stock on September 30, 2002 to the extent any shares of Series B Preferred remain outstanding at that time. Each share of Series B Preferred is convertible into the number of shares of Common Stock equal to the quotient of (i) $100.00 divided by (ii) the Conversion Price. The Conversion Price is the lessor of (a) 101% of the average of the daily volume-weighted average prices (the "Market Price") of the Common Stock on the Nasdaq National Market System (or such national securities exchange or other interdealer quotation system on which the Common Stock is then listed or quoted) during the 40 trading day period ending two trading days before the date on which the Company receives a notice of conversion from a holder of the Series B Preferred (the "Conversion Date"), and
(b) 125% of the average of the Market Price of the Common Stock during the first five trading days of the 40 trading day period ending two trading days before the Conversion Date. As of December 12, 1996, each share of Series B Preferred Stock would have been convertible into 18.74 shares of Common Stock (or an aggregate of 3,747,802 shares of Common Stock upon conversion of all shares of Series B Preferred Stock).

     The Warrant may be exercised from and after March 30, 1998 (or earlier if certain mergers, acquisitions or combinations (a "Combination") occur prior to that date) for a number of shares of Common Stock determined by dividing (i) 12,666,667 by (ii) the Exercise Price; provided that the number of shares of Common Stock issuable upon exercise in full of the Warrant shall not be less than 467,885 nor greater than 1,703,653. The Exercise Price per share is equal to 150% of the daily volume-weighted average prices of the Common Stock for the period from and including September 30,1996 to and including April 30, 1997, but in any event shall not be less than $7.435 per share nor greater than $22.305 per share. Notwithstanding the foregoing, if the Warrant becomes exercisable prior to April 30, 1997 as a result of the occurrence of a Combination, the Exercise Price shall be $10.037 and the number of shares of Common Stock to be issued upon exercise of the Warrant shall be 1,200,000 shares.

     If stockholder approval of the issuance of Common Stock pursuant to the conversion of the Series B Preferred Stock and the exercise of the Warrant is required either because the number of shares so issuable would equal or exceed 20% of the number of shares of Common Stock outstanding on September 30, 1996, or the number of shares issuable pursuant to the conversion or exercise notices received would exceed the number of then authorized but unissued shares of Common Stock not reserved for other issuances, the Series B Preferred Stock will not be convertible with respect to the number of shares of Common Stock that would cause either (a) the 20% threshold to be exceeded or (b) prior to the date of the Annual Meeting the number of authorized but unissued shares to be exceeded, and the Company will be required to seek the required stockholder approval. If such stockholder approval is not obtained within specified periods of time, the Company will be required, to the extent permitted by applicable law, to redeem the number of shares of Series B Preferred Stock that could not be converted for a redemption price of $100.00 per share as soon as practicable, but in no event no later than September 30, 2001. The Company agreed to reserve approximately 4.4 million shares of Common Stock with respect to the Series B Preferred and the Warrant until the Annual Meeting, after which it agreed to reserve a sufficient number of shares of Common Stock so that the Series B Preferred and the Warrant may be converted in full. If the amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock is not approved, the Company may not have a sufficient number of authorized shares to satisfy this obligation.

     Finally, in consideration for the Company's acquisition of Limbex Corporation in August 1996, the Company is obligated to make a final payment in August 1997 of $3.6 million in either cash or stock (valued at the time of payment). The Company intends to satisfy this obligation with shares of common stock.

     The Common Stock is traded on the National Association of Securities Dealers, Inc. Automated Quotation System (National Market System). Holders of Common Stock have no preemptive rights.

     The Board of Directors deems it advisable to amend the Certificate of Incorporation to increase the authorized Common Stock from 50,000,000 to 70,000,000 shares. During fiscal year 1996, the Company continued on a strategy to expand and diversify its product offerings, in part through making strategic acquisitions using shares of its Common Stock. During fiscal year 1996, the Company issued approximately eleven million shares of Common Stock in connection with the acquisition of Datastorm Technologies, Inc., Vertisoft Systems, Inc., Limbex Corporation, Inset Systems, Inc. and the assets of FutureLabs, Inc. In addition, during this period and in connection with its financing activities, the Company reserved over approximately 5.6 million shares with respect to the issuance of the Convertible Debentures, the Series B Preferred and the Warrant. The Board of Directors considers the proposed increase in the number of authorized shares of Common Stock necessary to give the Company the ability to issue shares of Common Stock in connection with financing activities as well as for other general corporate purposes, including employee stock options, without the expense and delay incidental to obtaining stockholder approval of an increase in the number of authorized shares at the time of such action (unless such approval is otherwise then required for a particular issuance by applicable law or by the rules of any stock exchange on which the Company's securities may then be listed). In addition, the Board of Directors considers the proposed increase in the number of authorized shares of Common Stock necessary to fulfill its obligation noted above to reserve a sufficient number of shares of Common Stock with respect to a conversion of the Series B Preferred and the Warrant.

     Except as noted above, the Company does not currently have any agreements with respect to the issuance of its common stock relating to either capital raising or acquisitions; however, the Company continues to explore various financing alternatives that may involve the issuance of Common Stock or securities convertible into Common Stock. In addition, while the Company has no current plans to make any acquisition, and its strategic plans include the integration of prior acquisitions, it is possible that the Company will make additional acquisitions in the future using shares of its Common Stock as consideration. Any decision to issue additional shares of Common Stock will depend on various factors, including the Company's capital needs and the price of its Common Stock.

     The Board of Directors has adopted a resolution approving amending the Certificate of Incorporation to effect the aforementioned increase, subject to stockholder approval. Upon stockholder approval, all 20,000,000 additional authorized shares would be issuable in the discretion of the Board of Directors without further stockholder action, unless such approval is required by applicable law. If the proposed amendment is approved, the increase in the number of authorized shares of Common Stock could enable the Board of Directors to render more difficult or discourage an attempt by another person or entity to obtain control of the Company in the future. Such additional shares could be issued by the Board of Directors in a public or private sale, merger or similar transaction, increasing the number of outstanding shares and thereby diluting the equity interest and voting power of a person or entity attempting to obtain control of the Company. In addition, the issuance of shares otherwise than on a pro rata basis to all current stockholders would reduce the current stockholders' proportionate interests in the Company and could therefore be dilutive to the financial and voting interests of current stockholders. However, in any such event, stockholders wishing to maintain their interests may be able to do so through normal market purchases.

     The first paragraph of Article IV of the Company's Certificate of Incorporation would be amended to read as follows:

     "The total authorized number of shares of the Corporation shall be 72,000,000 shares, consisting of 70,000,000 shares designated as Common Stock, $.001 par value, and 2,000,000 shares designated as Preferred Stock, $.001 par value."

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" PROPOSAL 2.

                                   PROPOSAL 3

                     APPROVAL OF AMENDMENT TO THE COMPANY'S
                      AMENDED AND RESTATED 1990 STOCK PLAN

     In 1990, the Board of Directors of the Company approved and adopted the Company's 1990 Stock Plan (as amended, the "1990 Plan"). The 1990 Plan currently authorizes the issuance of up to 6,000,000 shares of the Common Stock, subject to adjustment as provided in the 1990 Plan. The 1990 Plan provides for, among other things, the grant of incentive options described in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") ("Incentive Options") and "non-qualified options" ("Non-qualified Options"). As of December 2, 1996, approximately 473,010 options to purchase shares of Common Stock remain available for awards under the 1990 Plan. On December 17, 1996, the Board of Directors adopted and approved, subject to stockholder approval, amendments to the 1990 Plan to increase the number of shares of Common Stock that may be the subject of awards under the 1990 Plan from an aggregate of 6,000,000 shares to an aggregate of 7,500,000 shares (the "Share Increase Amendment"), subject to adjustments to prevent dilution as specified in Section 10 of the 1990 Plan. In keeping with its philosophy of establishing moderate salaries for executive officers while emphasizing long-term incentive programs, options to purchase over 500,000 shares of the Company's Common Stock were issued to certain key executive officers hired during fiscal year 1996. In addition, the Company is currently seeking a new chief executive officer and believes that it will be necessary to make a substantial option grant to attract a highly qualified candidate. The Board of Directors believes that stock options are necessary to enable the Company to provide meaningful equity incentives to attract, motivate and retain key personnel.

     As of December 2, 1996, options to purchase 4,591,242 shares of Common Stock were outstanding under the 1990 Plan. All options granted to date under the 1990 Plan have an exercise price which is 100% of the fair market value of the Common Stock on the date of grant. Although permitted by the terms of the 1990 Plan, the Company has never granted stock appreciation rights ("SARs"), restricted stock awards or stock bonuses under the 1990 Plan.

     If the Share Increase Amendment is approved by the stockholders, the first sentence of Section 5 of the 1990 Plan will be amended to read as follows:

          "The total number of shares of stock subject to issuance under the Plan may not exceed 7,500,000 subject to adjustments as provided in the Plan."

     See "Description of the 1990 Stock Plan" below for a description of the material features of the 1990 Plan.

     The Board recommends that stockholders vote for the approval of the Share Increase Amendment. The Board believes that the grant of options will be a key factor in its ability to attract and retain a new chief executive officer and other key members of its management team. Proxies solicited by the Board will be voted in favor of approval unless stockholders specify otherwise in such proxies.

DESCRIPTION OF THE 1990 STOCK PLAN

     General. The Company's 1990 Stock Plan was adopted by the Board of Directors on May 23, 1990 and ratified by the stockholders as of June 1, 1990. In addition to prior amendments increasing the number of shares of Company stock that may be acquired upon the exercise of options, the Board of Directors amended the 1990 Plan, and the stockholders ratified such amendments in February 1995, to impose a limit on the number of shares with respect to which awards may be made under the 1990 Plan to any one employee in a fiscal year of 600,000 for new hires and 200,000 shares otherwise and to provide that stock options or SARs granted at less than 100% of the fair market value of the Common Stock at the time of grant, restricted stock awards, stock bonuses and other stock awards may be awarded as performance-based compensation and to establish applicable performance measures for such awards, including one or more of the following: improvements in revenues, earnings per share, profit before taxes, net income or operating income; return on shareholder equity; return on net assets; and stock price performance. The purposes of the 1990 Plan are to encourage key personnel of the Company to increase their interest in the Company's long-term success, to enhance the profitability and value of the Company for the benefit of its stockholders and to assist the Company in attracting, retaining and motivating key personnel by giving suitable recognition for services that contribute materially to the Company's success. Except as described below with respect to Incentive Options and Non-qualified Options, the 1990 Plan does not specify a minimum amount of consideration that a recipient of an award must pay to obtain the benefit of the award, and therefore the maximum compensation payable under the 1990 Plan, during the term of the 1990 Plan and all awards granted thereunder, is equal to the number of shares of Common Stock with respect to which awards may be issued thereunder multiplied by the value of such shares on the date the compensation is measured.

     Eligibility. The 1990 Plan provides for the grant of stock options for Common Stock (including Incentive Options and Non-qualified Options), SARs and other stock awards (including restricted stock awards and stock bonuses) to the employees of the Company or its affiliates or any consultant or advisor engaged by the Company who renders bona fide services to the Company or the Company's affiliates in connection with its business, provided that such services are not in connection with the offer or sale of securities in a capital raising transaction, and provided further that only employees are eligible to receive Incentive Options. As of December 2, 1996, the Company had approximately 600 employees, all of whom are eligible to receive grants under the 1990 Plan. If Proposal 2 is adopted, the 1990 Plan, which currently covers up to 6,000,000 shares of Common Stock, will be amended to permit the issuance of up to 7,500,000 shares.

     Administration. The 1990 Plan is administered by a committee of the Board of Directors consisting of two or more persons. The committee has the power, discretion and authority to interpret, construe and administer the 1990 Plan, to prescribe, amend and rescind rules and regulations relating to the 1990 Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company and to make all other determinations necessary or advisable for the administration of the 1990 Plan, to the extent not contrary to the explicit provisions of the 1990 Plan. The committee may accelerate the exercisability of options and SARs or remove restrictions on awards in the event of a change of control of the Company. The committee has the authority with respect to performance-based compensation awards to determine the performance measures, the specific targets applicable to those measures and the performance period for each such award.

  Types of Awards Under the 1990 Plan

     Stock Options. Stock options may be granted by the committee on such terms, including vesting and payment forms, as it deems appropriate in its discretion, provided that no option may be exercised later than ten years after its grant, and the purchase price for Incentive Options and Non-qualified Options may not be less than 100% and 85% of the fair market value of the Common Stock at the time of grant, respectively. Incentive Options may be granted only to employees but may not be granted to a participant who owns more than 10% of the total combined voting power of the Company at the time of grant unless the exercise price is 110% of fair market value and the option is not exercisable after five years from the date of grant. The aggregate fair market value, determined at the time of grant, of shares first exercisable under Incentive Options by an individual during a calendar year may not exceed $100,000. An option may not be transferred other than by will or the laws of descent and distribution and, during the lifetime of the optionee to whom granted, may be exercised only by such optionee or, as to Non-qualified Options, by the optionee's guardian or legal representative. Non-qualified Options granted at less than 100% of the fair market value of the Common Stock at the time of grant may be awarded as performance-based compensation subject to the performance goals specified by the committee.

     SARs. SARs may be granted by the committee on such terms, including payment forms, as the committee deems appropriate, provided that a SAR granted in connection with a stock option will become exercisable and lapse according to the same vesting schedule and lapse rules established for the stock option (which will not exceed ten years from the date of grant), a SAR will not be exercisable during the first six months of its term and a SAR is exercisable only when the fair market value of the underlying Common Stock exceeds the SAR's exercise price, subject to any other conditions on exercise imposed by the committee. SARs may not be transferred otherwise than by will or the laws of descent and distribution and are exercisable during a recipient's lifetime only by the recipient or, as to SARs granted in connection with a Non-qualified Option, by the recipient's guardian or legal representative. SARs granted at less than 100% of the fair market value of the Common Stock at the time of grant may be awarded as performance-based compensation subject to the performance goals specified by the committee.

     Other Stock Awards. Other awards payable in Common Stock of the Company may be granted by the committee, upon such terms and conditions as the committee may determine, subject to the provisions of the 1990 Plan. Other stock awards may include a grant of shares of Common Stock subject to restrictions, terms and conditions ("Restricted Stock"). Certificates representing Restricted Stock are to remain in the physical custody of the Company or an escrow holder or placed in trust until the restrictions have lapsed and, until the lapse or release of such restrictions, Restricted Stock is subject to forfeiture in accordance with conditions imposed by the committee. A participant holding Restricted Stock shall be entitled to the voting rights and dividends of such stock subject to the provisions of the 1990 Plan. If Restricted Stock is granted which requires the payment of an exercise price by a participant, such Restricted Stock award must be accepted in a period of time after the date of grant, as specified by the committee. The committee may also grant stock bonuses payable in such amounts, at such times and subject to such conditions as the committee shall determine. Restricted Stock, stock bonuses and other stock awards may be awarded as performance-based compensation subject to the performance goals specified by the committee.

     Amendments. The Board of Directors may amend, suspend or terminate the 1990 Plan provided that any amendment, suspension or termination that would impair the rights of a participant with an award under the 1990 Plan may not be made without such participant's consent. Stockholder approval is required for any amendments to the 1990 Plan that would materially increase the benefits accruing to participants, materially increase the number of securities that may be issued or materially modify requirements as to eligibility for participation if and to the extent stockholder approval is necessary to allow the 1990 Plan to meet the conditions of Rule 16b-3 of the Securities and Exchange Act of 1934. Unless otherwise terminated, the 1990 Plan continues until May 23, 2000.

  Tax Consequences

     The following is a brief summary of the principal federal income tax consequences of awards under the 1990 Plan based on laws in effect on the date hereof. This summary is not intended to be exhaustive and does not describe state, local or foreign tax laws. Because the following is only a brief summary of the general federal income tax rules, recipients of awards should not rely thereon for individual tax advice, as each taxpayer's situation and the consequences of any particular transaction will vary depending upon the specific facts and circumstances involved. Each taxpayer is advised to consult with his or her own tax advisor for particular federal, as well as state and local, income and any other tax advice.

     Incentive Stock Options. The grant of an Incentive Option will not result in any immediate tax consequence to the Company or to the participant. A participant will not realize taxable income upon the exercise of an Incentive Option, provided the participant was an employee of the Company or a subsidiary at all times from the date the option was granted to the date three months (in the case of a disabled employee, one year) before the date of exercise, and the Company will not be entitled to any deduction. However, the excess, if any, of the fair market value of the stock on the date of exercise over the option price will be included in the participant's "alternative minimum taxable income" ("AMTI") for purposes of the "alternative minimum tax" in the year the Incentive Option is exercised. (The "alternative minimum tax" imposed on individual taxpayers is generally equal to the amount by which 28% (26% of AMTI below certain amounts) of the individual's AMTI (reduced by certain exemption amounts) exceeds his or her regular income tax liability for the year.) If the participant disposes of the acquired stock after the later of (i) one year after the date the stock is received or (ii) two years after the date of the option grant, the participant will recognize capital gain or loss equal to the difference between the amount realized from such disposition over the option price, and the Company will not be entitled to a deduction. If, instead, the participant disposes of the acquired stock prior to the expiration of such period, the participant will recognize ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the stock on the date of exercise over the option price or (ii) if the disposition is a taxable sale or exchange, the excess of the amount realized on the sale or exchange over the option price. Any gain recognized by the participant on the disposition in excess of the amount taxable as ordinary income, or any loss recognized if the shares are sold for less than the option price, will be treated as capital gain or loss, long term or short term depending on whether the stock has been held for more than one year. Upon such a disposition, the Company will generally be entitled to a deduction in the same amount and at the same time as the participant recognizes such ordinary income.

     Non-qualified Options. The grant of a Non-qualified Option will not result in any immediate tax consequence to the Company or the participant. Upon exercise of a Non-qualified Option, the participant will recognize ordinary income in an amount equal to the fair market value of the stock at the time of exercise over the option price, and the Company will generally be entitled to a deduction in the same amount. See "Special Rules for Awards Granted to Insiders," below.

     SARs. The grant of a stock appreciation right will not result in any immediate tax consequence to the Company or to the participant. Upon the exercise of a stock appreciation right, any cash received and the fair market value of any stock received will constitute ordinary income to the participant in an amount equal to the cash or fair market value of the stock received, determined at the time of exercise, over the exercise price. The Company will generally be entitled to a deduction in the same amount and at the same time as the participant recognizes such income.

     Restricted Stock. A participant granted Restricted Stock will in most cases recognize ordinary income at the time the restrictions lapse equal to the excess, if any, of the fair market value of the Restricted Stock at that time over the amount, if any, paid for the stock. However, a participant who makes an election under Section 83(b) of the Internal Revenue Code (an "83(b) Election") within 30 days of the date of grant will recognize ordinary income as of the date of grant equal to the excess, if any, of the fair market value of the shares of Restricted Stock on that date (determined without regard to the restrictions) over the amount paid for the Restricted Stock. If the shares subject to such election are forfeited, the participant will not be entitled to a deduction, refund or loss for tax purposes as a result of recognizing income upon making the 83(b) Election. In the case of shares sold or exchanged after the expiration of the restriction period, the holding period to determine whether the participant has long-term or short-term capital gain or loss begins upon such expiration and the tax basis for such shares will be equal to the fair market value thereof on such expiration date. If the participant makes the 83(b) Election with respect to the Restricted Stock, however, the holding period commences just after the date the stock is granted and the tax basis will be equal to the fair market value of the shares on the date of grant, determined without regard to the restrictions. The Company will in most instances be entitled to a deduction equal to the amount treated as ordinary income recognized by the participant at the time the participant recognizes such income.

     Other Stock-Based Bonus Award. A participant receiving any other stock-based bonus award will recognize income and the Company will generally be allowed a deduction when the award is paid. The amount of cash and the fair market value of the shares of the Common Stock received will be ordinary income to the participant and the Company will generally be entitled to a tax deduction therefor.

     Special Rules for Awards Granted to Insiders. If a Participant is a director, officer or shareholder subject to Section 16 of the Securities Exchange Act of 1934 (an "Insider"), the determination of the amount and the timing of income recognition in connection with the exercise of an option or the receipt of other awards generally may be required to be deferred until the expiration of any period during which the insider would be restricted from disposing of any stock received. Insiders should consult their tax advisors to determine the tax consequences to them of awards granted to them pursuant to the 1990 Plan.

     Withholding for Taxes. The Company will generally be required to withhold income taxes and employment taxes with respect to a participant who is an employee at the time the participant recognizes ordinary income with respect to an award. The Company has the right to deduct these withholding obligations from awards paid in cash, and, in the case of awards paid in stock, the person receiving the stock may be required to pay the amount of the withholding obligation to the Company prior to the delivery of the stock. At the discretion of the committee administering the 1990 Plan, the Company may accept shares of stock of equivalent fair market value in payment of the withholding tax obligation or provide alternative methods of complying with the withholding obligations. The payment of tax obligations in shares, or the surrender or withholding of shares in order to satisfy a tax obligation, will in certain circumstances result in the recognition of income with respect to such shares or a carryover basis in the shares acquired.

     Tax Considerations Relating to Change in Control. The terms of the agreements pursuant to which specific awards are made to employees under the 1990 Plan may provide for accelerated vesting or payment of an award in connection with a change in ownership or control of the Company. In that event and depending upon the individual circumstances of the recipient, certain amounts with respect to such awards may constitute "excess parachute payments" under the "golden parachute" provisions of the Code. Pursuant to these provisions, a recipient will be subject to a 20% excise tax on any "excess parachute payments" and the Company will be denied any deduction with respect to such payment. Recipients of awards should consult their tax advisors as to whether accelerated vesting of an award in connection with a change of ownership or control of the Company would give rise to an excess parachute payment.

     Interest on Debt Used to Purchase Shares. With certain exceptions, an individual may not deduct investment related interest to the extent such interest exceeds the individual's net investment income for the year. Investment interest generally includes interest paid on indebtedness incurred to purchase shares of stock pursuant to the exercise of options or otherwise pursuant to the 1990 Plan. Interest disallowed under this rule may be carried forward to and deducted in later years, subject to the same limitations.

     Certain Limitations on Company Deductions. Section 162(m) of the Code limits to $1,000,000 per person annually the amount that the Company may deduct for compensation paid to certain of its most highly compensated officers, including deductions arising from options, SARs and Restricted Stock. The Company has attempted to structure its Non-qualified Options granted under the 1990 Plan at fair market value so that the deductions arising therefrom will not be subject to this limitation, although there can be no assurances that all compensation deductions arising from awards under the 1990 Plan will be allowed for federal income tax purposes.

  Plan Benefits

     The committee has discretion to determine the number and amount of stock awards to be granted to eligible employees under the 1990 Plan, subject to the limitation described above on the total number of options that may be granted in a fiscal year to any employee. Therefore, the benefits and amount that will be received by each of the named executive officers, the executive officers as a group and all other key employees under the 1990 Plan are not presently determinable.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" PROPOSAL 3.

                                   PROPOSAL 4

             APPROVAL OF AMENDMENT TO THE COMPANY'S 1990 DIRECTORS
                               STOCK OPTION PLAN

     In 1990, the Board of Directors of the Company approved and adopted the Company's 1990 Directors Stock Option Plan (as amended, the "Directors Plan"). The Directors Plan currently authorizes the issuance of up to 300,000 shares of the Common Stock, subject to adjustment as provided in the Directors Plan. As of December 2, 1996, 92,500 options to purchase shares of Common Stock remained available for grant under the Directors Plan. On December 17, 1996, the Board of Directors adopted and approved, subject to stockholder approval, an amendment to the Directors Plan to increase the number of shares of Common Stock as to which options may be granted under the Directors Plan from an aggregate of 300,000 shares to an aggregate of 500,000 shares (the "Directors Plan Amendment"), subject to adjustments to prevent dilution as specified in the Directors Plan. The Board believes that option grants are a key factor in the Company's ability to attract and retain qualified directors. The Company added an outside director (William H. Lane III) in September 1996 and is currently considering adding one or more additional members whose skills and experience complement those of the current Board members. No specific individual has been identified and there are no assurances that additional members will be added to the Board of Directors. In addition, the Board will consider additional option grants to one or more of its current members where appropriate.

     If the Directors Plan Amendment is approved by the stockholders, the first sentence of Section 3 of the Directors Plan will be amended to read as follows:

     "Subject to adjustment as provided in Section 5 hereof, the aggregate number of shares of the common stock of the Company ("Common Stock") as to which options may be granted under the Plan shall not exceed 500,000 shares."

     See "Description of the 1990 Directors Stock Option Plan" below for a description of the material features of the Directors Plan.

     The Board recommends that stockholders vote for the approval of the Directors Plan Amendment. Proxies solicited by the Board will be voted in favor of approval unless stockholders specify otherwise in such proxies.

DESCRIPTION OF THE 1990 DIRECTORS STOCK OPTION PLAN

     The Directors Plan provides for the grant of options to purchase Common Stock to non-employee directors of the Company. The option price of shares of Common Stock covered by each option is 100% of the fair market value of the Common Stock on the date of grant. The Directors Plan provides that each non-employee director receives an option to purchase 30,000 shares of Common Stock on that date which is three business days following such director's first election as a director. Thereafter, each non-employee director who has been re-elected or who is continuing as a member of the Board of Directors is granted an option to purchase 7,500 shares of Common Stock on the date of the Company's annual meeting of stockholders. All options granted under the Directors Plan expire on the fifth anniversary of the date on which the option is granted, provided that in the event an optionee ceases to be a director for reasons other than disability or death, the termination of such director's options is accelerated. In the event an option expires or is terminated for any reason without having been exercised in whole or in part, the unpurchased shares subject thereto are again available for grant. Initial option grants vest immediately as to one-third of the shares granted, vest as to two-thirds of the shares granted on the first anniversary and are fully vested on the second anniversary of the grant of the option. Annual grants vest in full on the anniversary of the grant date. In addition to the formula grants described above, the Board of Directors or the Compensation Committee may make discretionary option grants to non-employee directors.

     The Board of Directors may suspend or terminate the Directors Plan except that no such action may materially and adversely affect any outstanding option without the consent of the optionee. Stockholder approval is required for any amendments to the Directors Plan which would materially increase the benefits accruing to participants, materially increase the number of securities which may be issued or materially modify requirements as to eligibility for participation if and to the extent stockholder approval is necessary to allow the Directors Plan to meet the conditions of Rule 16b-3 of the Securities and Exchange Act of 1934, as amended. Unless otherwise terminated, the Directors Plan continues until May 23, 2000.

     The description of federal income tax consequences of Non-qualified Options described above with respect to the 1990 Plan applies equally to option awards made under the Directors Plan.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" PROPOSAL 4.

                                   PROPOSAL 5

                        RATIFICATION OF THE SELECTION OF
                              INDEPENDENT AUDITORS

     The Company's Board of Directors has selected KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ending September 30, 1997. Although the appointment of KPMG Peat Marwick LLP is not required to be submitted to a vote of the stockholders, the Board of Directors believes it appropriate as a matter of policy to request that the stockholders ratify the appointment for the current fiscal year. In the event a majority of the votes cast at the meeting are not voted in favor of the appointment, the Board of Directors will reconsider its selection. Proxies solicited by the Board will be voted in favor of the appointment unless stockholders specify otherwise in such proxies.

     A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she so desires and to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" PROPOSAL 5.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as of December 4, 1996, with respect to Common Stock of the Company owned by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director and director nominee of the Company, (iii) each executive officer named in the Summary Compensation Table, and (iv) all directors and executive officers of the Company, determined as of the end of fiscal year 1996, as a group. Except as noted below, each stockholder has sole voting and investment power with respect to the shares shown. Amounts shown include shares subject to outstanding options that are exercisable within 60 days of December 4, 1996. The address of each such person is that of the Company, 13160 Mindanao Way, Marina del Rey, California 90292.

                                                                                      PERCENT OF
                                                                NUMBER OF SHARES      SHARES OF
                             NAME                               OF COMMON STOCK      COMMON STOCK
--------------------------------------------------------------  ----------------     ------------
Anatoly Tikhman...............................................      2,442,214            6.48%
Bruce Barkelew................................................      2,110,590            5.60%
Thomas Smith(1)...............................................      1,965,590            5.21%
Gaston Bastiaens(2)...........................................        424,175               *
Frank W.T. LaHaye(3)..........................................        174,221               *
James D. Moise(4).............................................        125,626               *
Howard L. Morgan(5)...........................................        117,926               *
Robert D. Kutnick(6)..........................................        116,250               *
King R. Lee(7)................................................         52,500               *
Bradley D. Schwartz(8)........................................         25,000               *
Frank R. Greico(9)............................................         19,750               *
Emerick Woods(10).............................................          3,750               *
William H. Lane III(11).......................................         10,000               *
All directors and executive officers as a group (10
  persons)(12)................................................      2,969,987            7.88%

---------------
  *  Less than one percent

 (1) Includes 5,000 shares which may be purchased pursuant to options granted to Mr. Smith, exercisable within 60 days of December 4, 1996

 (2) Includes 424,175 shares which may be purchased pursuant to options granted to Mr. Bastiaens, exercisable within 60 days of December 4, 1996

 (3) Includes 22,500 shares which may be purchased pursuant to options granted to Mr. LaHaye, exercisable within 60 days of December 4, 1996, and also includes 151,721 shares of Common Stock held by the Frank LaHaye Family Trust, of which Mr. LaHaye is Trustee.

 (4) Includes 125,626 shares which may be purchased pursuant to options granted to Mr. Moise, exercisable within 60 days of December 4, 1996

 (5) Includes 22,500 shares which may be purchased pursuant to options granted to Mr. Morgan, exercisable within 60 days of December 4, 1996, and also includes 24,000 shares held in trust for Dr. Morgan's children with respect to which Dr. Morgan disclaims beneficial ownership.

 (6) Includes 116,250 shares which may be purchased pursuant to options granted to Mr. Kutnick, exercisable within 60 days of December 4, 1996

 (7) Includes 42,500 shares which may be purchased pursuant to options granted to Mr. Lee, exercisable within 60 days of December 4, 1996, and also includes 10,000 shares of Common Stock held by The Lee Living Trust, of which Mr. Lee and his spouse are the Trustees.

 (8) Includes 25,000 shares which may be purchased pursuant to options granted to Mr. Schwartz, exercisable within 60 days of December 4, 1996

 (9) Includes 17,500 shares which may be purchased pursuant to options granted to Mr. Greico, exercisable within 60 days of December 4, 1996

(10) Includes 3,750 shares which may be purchased pursuant to options granted to Mr. Woods, exercisable within 60 days of December 4, 1996

(11) Includes 10,000 shares which may be purchased pursuant to options granted to Mr. Lane, exercisable within 60 days of December 4,1996.

(12) Includes 352,126 shares which may be purchased pursuant to options granted to the directors and executive officers as a group, exercisable within 60 days of December 4, 1996.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During fiscal year 1995, the Company provided Mr. Tropp, formerly its Senior Vice President, General Counsel and Secretary, with a temporary loan in the amount of $200,000 at prime rate of interest. Mr. Tropp repaid this loan in full on September 30, 1995 with the proceeds of a loan (the "Bank Loan") from a commercial bank in the principal amount of $200,000, which loan was guaranteed (the "Guaranty") by the Company. In March 1996 and April 1996, the Company loaned (the "Company Loans") to Mr. Tropp the amounts of $59,601 and $150,000, respectively, in order for Mr. Tropp to repay the Bank Loan. Mr. Tropp only used the proceeds of the first of the Company Loans to repay $59,601 of the Bank Loan (which included accrued interest on the Bank Loan). Mr. Tropp defaulted on the Bank Loan and the Company paid the balance of the Bank Loan pursuant to the Guaranty. The Bank assigned the Bank Loan to the Company and the Company is now pursuing its remedies against Mr. Tropp under the Company Loans and the Bank Loan.

     In August 1996, the Company consummated the acquisition of Limbex Corporation ("Limbex"). Howard Morgan, a director of the Company, was a director and shareholder of Limbex and was entitled to receive in consideration for his shares of Limbex (i) 34,984 shares of Common Stock and (ii) cash in the amount equal to the fair market value of 18,838 shares of Common Stock based on a trading period prior to the acquisition ($147,643) payable at the time that Mr. Morgan was required by federal tax laws to pay income taxes with respect to the shares of Common Stock received by him in the acquisition. The payment was made to Mr. Morgan on November 7, 1996 less an offset of $12,342.33 owed by Mr. Morgan to the Company.

     During fiscal year 1996, Datastorm Technologies, Inc. ("Datastorm"), a wholly owned subsidiary of the Company, paid approximately $348,000 in rent to The 3 Guy Partnership with respect to the lease of Datastorm's facilities in Columbia, Missouri. Each of Thomas Smith and Bruce Barkelew own a 45% economic interest in The 3 Guy Partnership. Each of Messrs. Smith and Barkelew is a 5% stockholder of the Company, each having received his shares of Common Stock in connection with the Company's acquisition of Datastorm in March 1996.

                                 SECTION 16(A)
                   BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all of its officers and directors and greater than ten percent beneficial owners complied with all
Section 16(a) filing requirements applicable to them with respect to those transactions during the fiscal year ended September 30, 1996, except as follows:
Thomas Smith, who was an executive officer for a period of time during fiscal year 1996, filed his initial Form 3 two days late.

                     STOCKHOLDER PROPOSALS AND NOMINATIONS

     Any stockholder intending to submit to the Company a proposal for inclusion in the Company's Proxy Statement and proxy relating to the fiscal year ending September 30, 1997 must submit such proposal so that it is received by the Company no later than September 11, 1997. Stockholder proposals should be submitted to the Secretary of the Company.

     Pursuant to the Company's Bylaws, no business proposal will be considered properly brought before the next annual meeting by a stockholder, and no nomination for the election of directors will be considered properly made at the next annual meeting by a stockholder, unless notice thereof, which contains certain information required by the Bylaws, is provided to the Company not less than 60 days nor more than 90 days prior to the meeting, provided, however, that, in the event that less than 60 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, a stockholder's notice will be timely if received not later than the tenth day following the day on which such notice of the date of the meeting is mailed or such public disclosure is made.

                                 OTHER MATTERS

     While the Notice of Annual Meeting of Stockholders calls for the transaction of such other business as may properly come before the meeting, the Board of Directors has no knowledge of any matters to be presented for action by the stockholders other than as set forth above. The enclosed proxy gives discretionary authority to the proxies, however, to consider and vote upon any additional matters that may be presented.

                         ANNUAL REPORT TO STOCKHOLDERS

     The Company's Annual Report on Form 10-K for the year ended September 30, 1996, as filed with the Securities and Exchange Commission, including audited financial statements, is being mailed to stockholders together with this Proxy Statement. Exhibits to the Annual Report on Form 10-K may be obtained from the Company upon payment of the Company's reasonable expenses to furnish such exhibits. To obtain any such exhibits, contact the Corporate Secretary, Quarterdeck Corporation, 13160 Mindanao Way, Marina del Rey, California 90292.

     STOCKHOLDERS ARE URGED TO IMMEDIATELY MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                                          By Order of the Board of Directors,

                                          Bradley D. Schwartz
                                          Secretary

Los Angeles, California
January 9, 1997

--------------------------------------------------------------------------------
     PROXY                                                            PROXY
                            QUARTERDECK CORPORATION

              13160 MINDANAO WAY, MARINA DEL REY, CALIFORNIA 90292

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints King R. Lee or Frank Greico or either of them, with unlimited power of substitution, as Proxies, to represent the undersigned at the Annual Meeting of Stockholders of QUARTERDECK CORPORATION, to be held on Friday, February 12, 1997, at the Ritz Carlton Marina del Rey, 4375 Admiralty Way, Marina del Rey, California 90292, at 10:00 a.m. or any postponements or adjournments thereof, and to vote, as directed herein, all shares of Common Stock, which the undersigned would be entitled to vote if then personally present.

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEE DIRECTOR LISTED, FOR PROPOSALS 2, 3, 4 AND 5 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

     [X] Please mark your votes as in this example

     ITEM 1 -- ELECTION OF DIRECTOR -- Nominee: King R. Lee

                                 [ ]  FOR               [ ]  WITHHELD
     AUTHORITY

     ITEM 2 -- To approve and authorize an amendment to the Company's Certificate of Incorporation to increase the number of shares of Common Stock authorized for issuance by the Company from 50,000,000 to 70,000,000.

         [ ]  FOR               [ ]  AGAINST               [ ]  ABSTAIN

     ITEM 3 -- To approve an amendment to the Company's 1990 Stock Plan to increase the number of shares from 6,000,000 to 7,500,000.

         [ ]  FOR               [ ]  AGAINST               [ ]  ABSTAIN

     ITEM 4 -- To approve an amendment to the Company's 1990 Directors Stock Option Plan to increase the number of shares from 300,000 to 500,000.
         [ ]  FOR               [ ]  AGAINST               [ ]  ABSTAIN

                (Continued and to be signed on the reverse side)
--------------------------------------------------------------------------------
               LOGO

--------------------------------------------------------------------------------

     ITEM 5 -- To ratify the appointment of KPMG Peat Marwick LLP as independent auditors of the Company for the fiscal year ending September 30, 1997.

         [ ]  FOR               [ ]  AGAINST               [ ]  ABSTAIN

     ITEM 6 -- To transact such other business as may properly come before the Annual Meeting and any adjustments thereof.

         [ ]  FOR               [ ]  AGAINST               [ ]  ABSTAIN

                                          ---------------------------------
                                              Signature of Stockholder

                                          ---------------------------------
                                              Signature of Stockholder

                                          DATED , 1997

                                          NOTE: Please sign exactly as your
                                          name appears hereon. If stock is
                                          registered in the name of two or
                                          more persons, each should sign.
                                          Executors, administrators,
                                          trustees, guardians, attorneys,
                                          and corporate officers should
                                          show their full titles.

                                          PLEASE SIGN, DATE AND RETURN YOUR
                                          PROXY PROMPTLY IN THE POSTPAID
                                          ENVELOPE PROVIDED.

--------------------------------------------------------------------------------